Exhibit 3.115

English Translation

AMENDMENT OF THE ARTICLES OF ASSOCIATION

GC Pan European Crossing Holdings B .V.

with its registered office in Huizen.

Dated 30 November 2007.

500/1115425.1

AMENDMENT OF THE ARTICLES OF ASSOCIATION

On the thirtieth November

two thousand and seven, appearing before me,

Martine Bijkerk, a civil-law notary in Amsterdam, is:

Florien Marjolein Verhagen, employed at the offices of Houthoff Buruma NV, Amsterdam with address 1082 MA Amsterdam, Gustav Mahlerplein 50, born in Haarlem on the second day of November nineteen hundred and seventy-five, holder of driving license with number 4843597004.

The person who appeared before me, declared that:

•

the latest amendment to the articles of association of the private limited liability company: GC Pan European Crossing Holdings B.V., with registered office in Huizen, has been executed on the twenty-first day of September two thousand before M. Bijkerk, aforementioned;

•	the shareholder of said company has resolved to amend the Articles of Association;

•	furthermore it is resolved to authorize the person appearing to sign the deed of amendment of the Articles of Association and to adopt new Articles of Association in substitution therefore;

•	evidence of said resolutions is by means of a shareholders’ resolution to be attached to this instrument.

In order to carry out said resolutions the person appearing subsequently declared to amend the Articles of Association as follows:

Article 1. Definitions

1.1.	In these articles of association:

•	Body (orgaan) is a term that applies to the Management Board or the General Meeting;

•	General Meeting (algemene vergadering) is the Body consisting of the shareholders;

•	General Meeting of Shareholders (algemene vergadering van aandeelhouders) means the gathering of the shareholders in a meeting;

•	Managing Director (directeur) is a managing director as referred to in Dutch law; and

•	Management Board (directie) is the Body consisting of the Managing Directors;

•

those entitled to attend meetings: shareholders, usufructuaries and pledgees with voting rights or who have been granted the rights conferred by law, upon holders of depositary receipts for shares issued with the cooperation of the company.

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Article 2. Name and seat

2.1.	The name of the company shall be Global Crossing PEC Holdings B.V.

2.2.	The company shall have its seat in Naarden.

Article 3. Objects

3.1.	The objects of the company shall be:

•	to incorporate, to participate in and to finance companies or businesses

•	to collaborate with, to manage the affairs of and to provide advice and other services to companies and other businesses;

•	to lend and to borrow funds;

•	to provide collateral for the debts and other obligations of the company, of other companies and businesses;

•	to acquire, to operate and to dispose of property, including registered property;

•	to acquire, to operate and to dispose of industrial and intellectual property rights,

provided that the objects of the aforementioned companies or businesses see to telecommunication activities,

as well as to carry out all that which is incidental or conducive to the above, in the broadest sense.

Article 4. Capital and shares

4.1.	The authorised capital shall be ninety-one thousand euros (€ 91,000) and shall be divided into nine hundred and ten (910) shares, each having a nominal value of one hundred euros (€100).

4.2.	The shares shall be registered and shall be numbered consecutively, starting at 1.

4.3.	Share certificates shall not be issued by the company.

Article 5. Issue

5.1.	Shares shall be issued pursuant to a resolution adopted by the General Meeting. Furthermore, the resolution shall set out the price and other terms and conditions of issue. The issue price shall not be below par.

5.2.	The General Meeting may delegate its powers as described in the previous paragraph to another Body, and may revoke this delegation.

5.3.	Subject to Dutch law, every shareholder shall have a pre-emptive right to any issue of shares on a basis pro rata to the aggregate number of shares held by the shareholder. A pre-emptive right is non-transferable. For any single share issue the pre-emptive right may be limited or precluded by a resolution adopted by the General Meeting.

5.4.	The provisions in this article are applicable mutatis mutandis to the granting of a right to subscribe to shares.

Article 6. Own shares

6.1.	On an issue of shares the company is not able to subscribe to its own shares.

6.2.	The acquisition by the company of its own shares when those shares have not been fully paid up shall be null and void, unless acquired under universal title.

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6.3.	The company may only acquire its own fully paid-up shares either gratuitously or as specified in Dutch law.

6.4.	The provisions set out in these articles for the restriction on the transfer of shares are applicable to the company’s disposal of its own shares.

6.5.	In this article “shares” includes depositary receipts for shares.

Article 7. Financial assistance

7.1.	The company shall not, with a view to subscribing to or acquiring its own shares or depositary receipts for shares, provide collateral, provide a price guarantee or otherwise guarantee, or bind itself with or on behalf of third parties, whether jointly and severally or otherwise.

7.2.	The company may provide loans for the purpose of subscribing to or acquiring shares in its own capital, or depositary receipts for shares, only to the extent of its distributable reserves.

7.3.	The company shall maintain a non-distributable reserve for the outstanding amount of the loans mentioned in the preceding paragraph.

Article 8. Reduction of capital

8.1.	The General Meeting may resolve to reduce the issued capital by cancelling shares or by amending the articles of association to reduce the nominal amount of the shares.

8.2.	Dutch law applies to such a resolution and its implementation.

Article 9. The issue of depositary receipts for, the pledging of and the establishment of a right of usufruct over shares

9.1.	The company shall not cooperate in issuing depositary receipts in respect of shares in the company.

9.2.	A right of usufruct or a right of pledge may be granted on the shares.

The shareholder without the right to vote and a ususfructory or pledgee with the right to vote have the rights conferred by law upon the holders of depositary receipts issued in return for shares, with the cooperation of the company.

Article 10. Register of shareholders

10.1.	The Management Board shall keep a register recording the names and addresses of all shareholders, the date on which they acquired the shares, the date of acknowledgement by or service upon the company and the amount paid up on each share. The names and addresses of those who have a right of usufruct or a right of pledge in respect of shares shall also be recorded, stating the date on which they acquired the right and the date of acknowledgement by or service upon the company.

10.2.	Every shareholder, holder of a right of usufruct or holder of a right of pledge is obliged to ensure that the company is notified of the address of the shareholder or holder of a right of usufruct or pledge.

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10.3.	The register shall be regularly updated in accordance with Dutch law.

10.4.	All entries in, copies of, or extracts from the register of shareholders shall be authenticated by a Managing Director.

Article 11. Restriction on the transfer of shares

11.1.	Shares may be transferred only after the shareholder concerned (“Applicant”) has obtained approval for the intended transfer from the General Meeting.

11.2.	A request for approval shall be made by means of a letter directed to the Management Board, in which notice shall be given of the number of shares for which the approval is being sought and the names of those to whom the Applicant wishes to make the transfer.

11.3.	A decision regarding the request shall be made within three months of receipt of the letter described in the previous paragraph. The request shall be deemed to be approved if:

•	the Applicant has not been given notice of a decision within the three-month period referred to above; or

•

the application has been rejected, but the Applicant was not at the same time given notice of the prospective purchasers designated by the General Meeting (“Designated Prospective Purchasers”) who are willing and able to purchase all the shares included in the application in exchange for payment in cash.

The company may itself be a prospective purchaser only with the consent of the Applicant. If it is established before the lapse of the above-mentioned period that there are circumstances that provide grounds for deeming the request to have been approved, the Management Board shall notify the Applicant thereof at the earliest possible opportunity.

11.4.	The price to be paid for the shares for which a decision has been requested shall be determined by the parties by mutual consent If the parties fail to reach agreement on this, the price shall be determined by one or more independent experts to be appointed by the Applicant and the Designated Prospective Purchasers by mutual consent. If the parties fail to reach agreement on this within one month of the dispatch of the Management Board’s notification to the Applicant of the identity of and the shares allocated to the Designated Prospective Purchasers, the party most willing to institute proceedings shall request the chairman of the Chamber of Commerce within whose area the company has its seat to appoint three independent experts The experts are authorised to examine all the company’s books and records and to obtain all the information which may assist in the valuation. The experts shall notify the Management Board, within three months of their appointment, of the price determined by them, after which the Management Board shall immediately notify the Applicant and the Designated Prospective Purchasers of this price.

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11.5.	The Applicant may withdraw the request at any time, provided that this is done within a period of one month after the Applicant has been notified about which Designated Prospective Purchasers the Applicant may sell the shares to, and at what price. A Designated Prospective Purchaser is entitled to withdraw within one month of having been notified of the price. If, after the withdrawal of one or more Designated Prospective Purchasers, the remaining prospective purchasers are not prepared to purchase all shares within two weeks after such withdrawal, it shall be deemed that the approval has been granted.

11.6.	The shares purchased shall be transferred in exchange for simultaneous payment of the price within one month of the lapse of the period during which the request may be withdrawn.

11.7.	If an Applicant has not withdrawn the request, the Applicant shall be able to transfer the shares for which approval was sought within a period of three months after the approval was granted or deemed to have been granted.

11.8.	The fees of the experts described in paragraph 4 above, and the expenses incurred in their appointment, shall be paid:

a.	by the Applicant if the withdrawal was requested by the Applicant;

b.	by the company if it was a Designated Prospective Purchaser who withdrew; or

c.	half by the Applicant and half by the Designated Prospective Purchasers (with each purchaser contributing proportionately to the number of shares purchased) if the shares were purchased by the Designated Prospective Purchasers

11.9.	If, and to the extent that, a shareholder fails to comply in time with any obligation arising out of the present article, the company is irrevocably authorised to comply with all the obligations described above on behalf of such shareholder. The company may make use of such authorisation, in so far as it concerns the transfer, only after the price payable has been paid to the company on behalf of the Applicant.

11.10.	The rights attached to the shares with respect to voting and the attendance at meetings cannot be exercised, and the right attached to the shares with respect to distribution shall be suspended, for the period during which the Applicant remains in default of any of the obligations mentioned above.

11.11.	All notices and other communications sent pursuant to either this article or article 12 shall be sent by registered mail.

11.12.	In the application of this article the term “shares” shall also imply the right to subscribe to shares.

11.13.	The provisions of this article do not apply if the holder is obliged by Dutch law to transfer the share to a former holder.

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Article 12. Obligatory offer

12.1.	If:

•

shares are acquired through legal merger or division, unless the merger or division has not resulted in a change of control as defined, regardless of applicability, in the Socio-Economic Council’s Resolution on the Regulations Governing the Conduct of Mergers, 2000 (S.E.R. -besluit Fusiegedragsregels 2000; hereinafter “Merger Regulations”);

•	a shareholder is declared bankrupt or is granted a moratorium on making payments;

•	a shareholder that is a legal entity has a change of control as defined, regardless of applicability, in the Merger Regulations; or

•

a shareholder holding one or more shares is a legal entity, general partnership (vennootschap onder firma), limited partnership (commanditaire vennootschap) or any other type of partnership (vennootschap) and is dissolved, then the shares concerned or all the shares belonging to the shareholder concerned shall be transferred to the prospective purchasers who were designated by the General Meeting and who are willing and able to acquire all the shares in exchange for a payment in cash.

12.2.	The shareholder concerned shall notify the Management Board of the occurrence of the events described in the previous paragraph within thirty days of the occurrence thereof.

12.3.	The shares shall be transferred to the Designated Prospective Purchasers one month after the Management Board has given to the persons who are obliged to transfer written notice of both the names of the Designated Prospective Purchasers and the price.

12.4.	The obligation to offer the shares for sale does not apply in the event of a legal merger as defined in article 2:333, of the Dutch Civil Code.

12.5.	The provisions of the previous article shall, as much as possible, be applicable mutatis mutandis, except that the person obliged to make the transfer shall not be authorised to withdraw the request and shall not, should the General Meeting not designate a prospective purchaser as described in paragraph 1 above, be authorised to freely transfer the shares concerned, in which case such person may retain the shares concerned.

Article 13. Transfer of shares

13.1.	The issue and transfer of a share, or the transfer or waiver of a limited right to a share, require a deed which has been executed before a civil-law notary practising in the Netherlands and to which all persons involved are a party.

13.2.

The transfer of a share, or the transfer or waiver of a limited right to a share, in accordance with the provisions of the previous paragraph shall also, by operation of Dutch law, be legally binding on the company. Except in the

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event that the company itself is a party to the legal transaction, the rights accruing to the share may not be exercised until the company has either acknowledged this legal transaction or been served with the deed of transfer in accordance with Dutch law.

Article 14. Management Board

14.1.	The company has a Management Board consisting of one or more members and a chairman of the Board. The number of Managing Directors shall be laid down by the general meeting.

14.2.	Managing Directors shall be appointed by the general meeting. The chairman shall be appointed in this capacity by the General Meeting.

14.3.	Managing Directors may be suspended or dismissed by the General Meeting at any time.

14.4.	The total period of a suspension, including any extensions, may last no longer than three months.

14.5.	The remuneration and other terms and conditions for the appointment of each individual Managing Director shall be determined by the General Meeting.

Article 15. Adoption of resolutions by the Management Board

15.1.	The Management Board shall adopt resolutions by an absolute majority of the total number of votes to be cast by all the Managing Directors.

In case of a tie in voting the proposal will be rejected, unless more that two Managing Directors are present or represented at the meeting in that case the chairman has a casting vote.

15.2.	In meetings of the Management Board each Managing Director shall be entitled to cast one vote.

15.3.	Managing Directors may only be represented in meetings of the Management Board by another Managing Director pursuant to a written power of attorney.

15.4.	The Management Board may also adopt resolutions without convening a meeting, provided that all Managing Directors have been consulted and none of them have raised an objection to adopt resolutions in this manner.

15.5.	Subject to the prior approval of the General Meeting shall be all Management Board resolutions concerning such acts as determined and clearly defined by the General Meeting and brought to the attention of the Management Board in writing

The absence of the approval as defined in this paragraph shall not affect the powers of the Management Board or of the Managing Directors to represent the company.

Article 16. Unavailability or inability to act of a Managing Director

16.1.	If a Managing Director is unavailable or unable to act, then the management of the company shall be vested in the remaining Managing Director or Managing Directors If no Managing Director is available or able to act, the management of the company shall be temporarily vested in a person appointed for that purpose by the General Meeting.

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Article 17. Representation of the company

17.1.	The Management Board represents the company to the extent that the contrary does not follow from the law. The authority to represent shall vest exclusively in:

•	the Management Board;

•	any one of the Managing Directors.

17.2.	If there is a conflict of interest between the company and any Managing Director, regardless of whether this Managing Director is acting in a private, official or other capacity, the company shall continue to be represented in the manner described in the previous paragraph. Any such Managing Director shall remain authorised to represent the company. The general meeting shall always have the power to designate one or more other persons for such purpose.

Article 18. Financial year, annual accounts and annual report

18.1.	The company’s financial year shall be concurrent with the calendar year.

18.2.	The Management Board shall prepare the annual accounts, which shall consist of the balance sheet and the profit and loss statement with explanatory notes. The annual accounts shall be prepared within five months of the end of each financial year, unless the General Meeting grants an extension to a maximum of six months in special circumstances. The annual accounts require the signatures of all the Managing Directors The absence of a signature, and the reason therefore, shall be expressly stated. Unless the provisions of article 2:403 of the Dutch Civil Code are applicable to the company, the Management Board shall also prepare an annual report within the above-mentioned period.

18.3.	If, and to the extent that, any relevant provision of Dutch law is applicable to the company, the General Meeting shall retain a registered accountant or a firm of registered accountants, as defined in article 2:393, paragraph 1, of the Dutch Civil Code, to examine the annual accounts and, if prepared, the annual report prepared by the Management Board, in order to write a report and to provide a statement thereon.

18.4.	The annual accounts shall be adopted by the General Meeting.

18.5.	If, and to the extent that, it is required under Dutch law, the company is obliged to make the annual accounts publicly available at the Trade Register

Article 19. Appropriation of profits

19.1.	The company may make distributions to the shareholders and other persons entitled to the distributable profits, to the extent the equity of the company exceeds the paid-up and called-up part of the company’s equity, plus the reserves which must be maintained under Dutch law.

19.2.	The profits evidenced by the profit and loss statement adopted by the General Meeting shall be at the disposal of the General Meeting.

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19.3.	The company may make interim distributions of profit or other types of distributions, if the provisions as set out in paragraph 1 above have been complied with and the resolution to make such a distribution has been adopted by the General Meeting.

19.4.	There shall be no distribution of profits on shares or depositary receipts for shares held by the company in its own capital.

19.5.	The shares and depositary receipts for shares for which no distribution will be made as described in paragraph 4 above shall be disregarded when calculating the distribution of profits.

19.6.	The right to receive a distribution shall expire five years from the day on which such a distribution became payable.

Article 20. Shareholders meetings

20.1.	The annual meeting of shareholders shall be held every year within six months after the end of the financial year. In this meeting the following, amongst other matters, shall be brought up for consideration:

•	the annual report;

•	the adoption of the annual accounts;

•	the granting of discharge to the Managing Director(s) from liability for actions in respect of his/their management during the preceding financial year;

•	if required by Dutch law, the instruction of an expert as referred to in article 2:393 of the Dutch Civil Code; and

•	the language in which the next annual report and the items of the next annual accounts shall be stated and the currency.

The six-month time period mentioned above does not apply if the period laid down in the above Article 18.2, has been extended in accordance with the provisions set out in the said article.

20.2.	If holders of shares represent, jointly or severally, at least one percent (1%) of the issued capital, have asked in writing to add one or more items to the agenda of a general meeting of shareholders, such item(s) will be incorporated in the notice convening the general meeting of shareholders, provided that (i) the request is submitted prior to thirty days before the general meeting and (ii) that addressing the items at the meeting will not be contrary to the substantial interests of the company. An electronic request is also considered to be a request in writing within the meaning of the preceding sentence.

20.3.	The General Meeting of Shareholders shall be held in the municipality where the company has its registered seat.

20.4.	The notice convening of those entitled to attend meetings shall be issued by the Management Board or one of the Managing Directors, by means of convening letters which must be despatched no later than on the fifteenth day before the date of the meeting.

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20.5.	The convening letters shall set out the place, date and time of the meeting and the matters to be considered.

The convening letters shall be despatched to the addresses recorded in the register of shareholders.

If one or more convening notices which have been despatched in accordance with the stipulations set out above, fail to reach their destination, this fact shall not affect the validity of the general meeting of shareholders, or the resolutions to be adopted therein.

20.6.	The General Meeting of Shareholders shall appoint its own chairman.

20.7.	Minutes shall be taken of the matters dealt with in a General Meeting of Shareholders unless a notarial record of the proceedings is drawn up. The minutes shall be entered into a register maintained for that purpose and require the adoption and signature of the chairman of the meeting and the secretary of the meeting, who shall be appointed by the chairman at the commencement of the meeting The minutes or the notarial record of the proceedings shall serve as evidence of the resolutions adopted in the General Meeting of Shareholders

Article 21. Adoption of resolutions in a General Meeting of Shareholders

21.1.	Each person entitled to attend meetings, either in person or by means of a person holding a written proxy, shall be entitled to attend general meetings of shareholders and to address that meeting. The Managing Director(s) shall have an advisory vote at the general meetings of shareholders in that capacity.

21.2.	In order to be able to participate in the voting, those entitled to attend meetings with the right to vote or their representatives must sign the attendance book, recording the number of shares represented by them.

21.3.	Every share entitles the holder thereof to cast one vote

21.4.	In a General Meeting of Shareholders, no votes may be cast for shares held by the company or by any subsidiary thereof, nor may votes be cast for a share for which either of them holds a depositary receipt for a share.

21.5.	The sum of the shares for which no voting rights may be exercised according to Dutch law shall be disregarded in determining the extent to which the shareholders are entitled to vote, are present or represented, or to which extent the share capital is provided or represented.

21.6.	Resolutions passed in a General Meeting of Shareholders shall be adopted by an absolute majority of the votes cast. Blank votes shall be deemed not to have been cast.

21.7.	The votes shall be cast orally at the General Meeting of Shareholders, unless the chairman of the meeting decides otherwise.

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21.8.	In case of a tie in the vote, the proposal shall be deemed to have been rejected.

21.9.	In a General Meeting of Shareholders in which the entire issued capital is represented valid resolutions can be adopted provided that they are adopted unanimously, even if the requirements in respect of the convening and holding of meetings have not been complied with.

21.10.	The Management Board shall keep a record of the adopted resolutions. This record shall be made available at the company’s office for inspection by those entitled to attend meetings. Each of these persons shall, upon request, be provided with a copy of or extract from this record at no more than the actual costs.

Article 22. Adoption of resolutions outside a General Meeting of Shareholders

22.1.	Shareholders may also adopt resolutions without convening a meeting of shareholders, provided that all the shareholders have declared in writing (including telegrams, telexes and telecopier) to be in favour of the resolution and provided that the Managing Director(s) have had the opportunity to cast an advisory vote.

The provisions of the previous sentence are not applicable if, apart from shareholders, there are others entitled to attend meetings.

Article 23. Merger, division, amendment to the articles of association, dissolution

23.1.	The General Meeting may resolve to merge the company, to divide the company, to amend the articles of association or to dissolve the company.

23.2.	The persons who convened a General Meeting of Shareholders in which a proposal to adopt a resolution to amend the articles of association is to be considered, must deposit a copy of the proposal, citing the verbatim text of the proposed amendment, for examination at the offices of the company until after the close of the meeting.

Those entitled to attend meetings must be given the opportunity to obtain a copy of the proposal described in the previous sentence as from the day on which the convening notice for that meeting is despatched until the day of the general meeting of shareholders.

Such copies shall be provided free of charge.

23.3.	In the event that a resolution to dissolve the company is adopted, the liquidation shall be arranged by the Management Board, unless the court should appoint another liquidator or other liquidators. If a resolution to liquidate the company is passed, a resolution regarding the remuneration to be paid to the liquidator, or the joint liquidators, must be passed at the same time.

23.4.	The articles of association shall, as far as possible, remain effective during the process of liquidation.

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23.5.	The liquidation surplus shall be distributed to shareholders and other parties entitled thereto in proportion to their respective rights.

23.6.	After the liquidation has been completed, the books and records of the dissolved company shall remain in the custody of a person to be appointed for that purpose by the General Meeting for a period of seven years.

Final statement

Finally the persons appearing declared that according to a ministerial order which is to be attached to this instrument, the ministerial declaration of no-objection has been granted on the [    ] two thousand and seven under number B.V. 1031091.

CONCLUSION

The person appearing in connection with this deed is known to me, a civil-law notary, and the identity of the person appearing has been established by me, a civil-law notary, on the basis of the above-mentioned document which is designated for such purpose.

THIS DEED

is executed in Amsterdam on the date stated at the head of the deed.

The substance of this deed and an explanation of the deed have been communicated to the person appearing, who has expressly taken cognisance of its contents and has agreed to its limited reading.

After a limited reading in accordance with the law, this deed was signed by the person appearing and by me, a civil-law notary.

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